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                                                                    Exhibit 24.a



                           CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
LADD Furniture, Inc.:

We consent to incorporation by reference in the Registration Statement filed on May 3, 1996 on Form S-8 of LADD Furniture, Inc. of our reports dated February 16, 1996, except for paragraph 4 of Note 2, which is as of February 16, 1996, relating to the consolidated balance sheets of LADD Furniture, Inc. and subsidiaries as of December 30, 1995 and December
31, 1994, and the related consolidated statements of operations, shareholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 30, 1995 which reports appear in the December 30, 1995 annual report on Form 10-K of LADD Furniture, Inc. contained in the Appendix to the Proxy Statement for the 1996 Annual Shareholders Meeting.


(Signature of KPMG Peat Marwick LLP)
Greensboro, North Carolina
May 2, 1996